     As filed with the Securities and Exchange Commission on July 12, 1996
                                                    Registration No. ___________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             _____________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             _____________________

                        INTERMEDIA COMMUNICATIONS INC.
            (Exact name of registrant as specified in its charter)
                             _____________________

     Delaware                                                    59-29-13586
(State or other jurisdiction                                  (I.R.S. employer
of incorporation or organization)                            identification no.)

                             3625 Queen Palm Drive
                             Tampa, Florida 33619
                                (813) 621-0011
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             _____________________

                    David C. Ruberg, Chairman of the Board,
                     President and Chief Executive Officer
                        Intermedia Communications Inc.
                             3625 Queen Palm Drive
                             Tampa, Florida 33619
                                (813) 621-0011
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                             _____________________

                                   Copy to:

                           Ralph J. Sutcliffe, Esq.
                      Kronish, Lieb, Weiner & Hellman LLP
                          1114 Avenue of the Americas
                         New York, New York 10036-7798
                             _____________________

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

====================================================================================
                          CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------------------
                                       Proposed          Proposed
                          Amount        Maximum          Maximum        Amount of
   Title of Shares        to be     Aggregate Price     Aggregate      Registration
   to be Registered     Registered     Per Unit       Offering Price       Fee
- ------------------------------------------------------------------------------------
Common Stock, $0.1
par value per share        937,500  $30.125(1)        $28,242,188(1)   $9,739
====================================================================================

(1) Estimated solely for the purpose of calculating the registration fee. The aggregate offering price has been determined pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, on the basis of the average of the high and low sale prices of the Registrant's common stock as reported on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System on July ___, 1996.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE OR DATES AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                        INTERMEDIA COMMUNICATIONS INC.

                        937,500 SHARES OF COMMON STOCK
                                _______________

     This Prospectus is being used in connection with the offering from time to time by Newhouse Broadcasting Corporation, a New York corporation ("Newhouse"), of shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of Intermedia Communications Inc., a Delaware corporation (together with its subsidiaries, the "Company" or "ICI"). Newhouse acquired 937,500 shares of Common Stock from ICI on June 28, 1996 as consideration for the acquisition by ICI from EMI Telecommunications Corp., a New York corporation ("EMI") and a wholly-owned subsidiary of Newhouse, of its telecommunication division (the "EMI Acquisition").

     The Shares may be offered by Newhouse in transactions in the over-the-counter-market at prices obtainable at the time of sale or in privately negotiated transactions at prices determined by negotiation. Newhouse may effect such transactions by selling the Shares to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from Newhouse and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Additionally, agents or dealers may acquire Shares or interests therein as a pledgee and may, from time to time, effect distributions of the Shares or interests in such capacity. See "Plan of Distribution." Newhouse, the brokers and dealers through whom sales of the Shares are made and any agent or dealer who distributes Shares acquired as pledgee may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profits realized by them on the sale of the Shares may be considered to be underwriting compensation.

     The Company is not selling any of the Shares and will not receive any of the proceeds from the sale of the Shares being sold by Newhouse. The cost of registering the Shares is being borne by the Company.

     On July 9, 1996, the closing price for the Common Stock as quoted on the National Association of Securities Dealers, Inc. Automated Quotation System National Market ("Nasdaq National Market"), under the symbol "ICIX", was $30.00 per share.

            PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY MATTERS
             DISCUSSED UNDER THE CAPTION "RISK FACTORS" ON PAGE 3.
                             _____________________

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
         THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                             _____________________

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                THE DATE OF THIS PROSPECTUS IS JULY 12, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, its Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at its Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the Nasdaq National Market under the symbol "ICIX". Reports, proxy and information statements, and other information concerning the Company can also be inspected at the Nasdaq National Market at 1735 17 Street, N.W., Washington, D.C. 20006-1506.

     Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or information have been filed by the Company with the Commission and are incorporated herein by reference:

     The Company's Annual Report on Form 10-K for the year ended December 31, 1995.
     The portions of the Proxy Statement for the Annual Meeting of Stockholders of the Company held on May 24, 1996 that have been incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 1995.
     The Company's Current Report on Form 8-K filed with the Commission on February 21, 1996.
     The Company's Current Report on Form 8-K filed with the Commission on March 13, 1996.
     The Company's Current Report on Form 8-K filed with the Commission on April 30, 1996 including exhibits thereto.
     The Company's Current Report on Form 8-K filed with the Commission on June 28, 1996, as amended on July 12, 1996.
     The Company's Report by Issuer of Securities quoted on NASDAQ Interdealer Quotation System on Form 10-C filed with the Commission on June 28, 1996. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.
     The description of capital stock contained in the Company's registration statements on Form 8-A under the Exchange Act, filed April 7, 1992, April 28, 1992 and April 30, 1992 (File No. 0-20135).

     All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON TO INTERMEDIA COMMUNICATIONS INC., 3625 QUEEN PALM DRIVE, TAMPA, FLORIDA 33619 (TELEPHONE 813-621-0011), ATTENTION: OSCAR WILLIAMS, CHIEF FINANCIAL OFFICER, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS) WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                                 RISK FACTORS

     Prospective investors should consider carefully the following factors relating to the business of the Company and this offering, in addition to other information set forth elsewhere in this Prospectus, before purchasing Shares.

     Substantial Indebtedness; Insufficiency of Earnings to Cover Fixed Charges. At March 31, 1996, after giving pro forma effect to (i) an offering by the Company of 5,171,192 shares of Common Stock (the "Offering"), including 674,503 of overallotment shares exercised in May 1996, and a concurrent offering of $330.0 million principal amount at maturity of 12 1/2% Senior Discount Notes due 2006 (the "Concurrent Offering") and the application of the proceeds therefrom, and (ii) the EMI Acquisition, the Company would have had outstanding approximately $364 million in aggregate principal amount of indebtedness and other liabilities on a consolidated basis (including trade payables). The degree to which the Company is leveraged could have important consequences to holders of the Common Stock, including the following: (i) the Company will have significant cash interest expense and principal repayment obligations with respect to outstanding indebtedness; (ii) the Company's significant degree of leverage could increase its vulnerability to changes in general economic conditions or increases in prevailing interest rates; (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes could be impaired; and (iv) the Company may be more leveraged than certain of its competitors, which may be a competitive disadvantage.

     For the year ended December 31, 1995, and on a pro forma basis after giving effect to (i) the Offering, the Concurrent Offering and the application of the proceeds therefrom, (ii) the EMI Acquisition and (iii) the Company's acquisition of FiberNet USA, Inc. and FiberNet Telecommunications of Cincinnati, Inc. (collectively, "FiberNet") as if they had occurred on January 1, 1995, the Company's pro forma earnings would have been inadequate to cover its pro forma charges by $46.1 million, primarily as a result of operating expenses associated with the expansion of the Company's networks and operations. Since December 31, 1995, the Company has continued to incur substantial operating losses. In order for the Company to meet its debt service obligations, the Company will need to substantially improve its operating results. There can be no assurance that the Company's operating results will be of sufficient magnitude to enable the Company to meet its debt service obligations. In the absence of such operating results, the Company could face substantial liquidity problems and might be required to raise additional financing through the issuance of debt or equity securities; however, there can be no assurance that ICI would be successful in raising such financing, or the terms or timing thereof.

     Limited Operations; History of Net Losses. The Company's business commenced in 1987 and substantially all of the Company's revenues are derived from enhanced network services, integration services, long distance services and certain local network services. The Company is expecting to substantially grow the size of its operations and number of service offerings in the near future. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of the Company's performance and an investment in the Common Stock. Given the Company's limited operating history, there is no assurance that it will be able to compete successfully in the telecommunications business.

     The development of the Company's business and the installation and expansion of its networks require significant expenditures, a substantial portion of which are incurred before the realization of revenues. Together with the associated early operating expenses, these capital expenditures result in negative cash flow until an adequate customer base is established. ICI reported net losses of approximately $2.1 million, $3.1 million and $20.7 million for the years ended December 31, 1993, 1994 and 1995, respectively. Although its revenues have increased in each of the last three years, ICI has incurred significant increases in expenses associated with the development and expansion of its fiber optic networks, services and customer base. There can be no assurance that ICI will achieve or sustain profitability in the future.

     New Telecommunications Act and Uncertainty of Future Regulation. The Company is subject to federal regulation by the Federal Communications Commission ("FCC") and local service regulation by the public service commissions in the states in which it provides jurisdictionally interstate services. The Company may also be subject to regulation by the public service commissions of other southeastern states into which the Company is expanding. In addition, many of these regulations may be subject to judicial review, the result of which ICI is unable to predict. The FCC has determined that non-dominant carriers, such as the Company, are required to file interstate tariffs on an ongoing basis. The recently enacted Telecommunications Act of 1996 (the "1996 Act") provides the FCC with the authority to forebear from imposing any regulations it deems unnecessary, including requiring non-dominant carriers to file tariffs. The FCC has initiated two different proceedings which may eliminate the tariff-filing obligation of the Company; however, there can be no assurance that the FCC will so forebear. The Company is also generally subject to state certification, tariff filing and other regulatory requirements. Challenges to tariffs by third parties may cause the Company to incur significant legal and administrative expenses. In addition, to the extent the Company provides intrastate services, it is generally subject to certification and/or tariff filing requirements by state regulators, which vary on a state-by-state basis. Although the trend in federal and state regulations appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulatory bodies or legislative initiatives would not have a material adverse effect on the Company.

     Risks of Implementation and Need to Obtain Permits and Rights of Way. The Company is continuing to expand its existing networks. In addition, the Company has networks under development in St. Louis, Missouri. The Company has identified other expansion opportunities in Florida and other parts of the eastern United States and is currently extending the reach of its networks to pursue such opportunities. There can be no assurance that the Company will be able to expand its existing networks or construct or acquire new networks as currently planned on a timely basis. The expansion of the Company's existing networks and its construction or acquisition of new networks will be dependent, among other things, on its ability to acquire rights-of-way and any required permits on satisfactory terms and conditions and on its ability to finance such expansion, acquisition and construction. These factors and others could adversely affect the expansion of the Company's customer base on its existing networks and commencement of operations on new networks. If the Company is not able to expand, acquire or construct its networks in accordance with its plans, the growth of its business would be materially adversely affected.

     Competition. In each of its markets, the Company faces significant competition for the local network services it offers from local exchange carriers ("LECs"), which currently dominate their local telecommunications markets. LECs have long-standing relationships with their customers. These relationships may create competitive barriers. Furthermore, LEC's may have the potential to subsidize competitive service from monopoly service reserves. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. The Company also faces competition in most markets in which it operates from one or more facilities-based competitive access providers ("CAPS") operating fiber optic networks. In addition, the Company faces competition in its network systems integration business from equipment manufacturers, the regional Bell operating companies ("RBOCs") and other LECs, long distance carriers and systems integrations and in its enhanced network services business from local telephone companies, long distance carriers, very small aperture terminal ("VSAT") providers and others. Many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company.

     The Company believes that various legislative initiatives, including the recently enacted 1996 Act, have removed remaining legislative barriers to local exchange competition. Nevertheless, in light of the passage of the 1996 Act, regulators are also likely to provide LECs with increased pricing flexibility as competition increases. If LECs are permitted to lower their rates substantially or engage in excessive volume or discount pricing practices for their customers, the net income or cash flow of competitive local exchange carriers, including the Company, could be materially adversely affected. In addition, while the Company currently competes with AT&T, Inc. ("AT&T"), MCI Communications Corporation ("MCI") and others in the interexchange services market, the recent federal legislation permits the RBOCs to provide interexchange services once certain criteria are met. If the RBOCs begin to provide such services, they will be in a position to offer single source service similar to that being offered by ICI. In addition, AT&T, MCI and other interexchange carriers have announced their intent to enter into the local exchange services market. The Company cannot predict the number of competitors that will emerge as a result of any new federal and state regulatory or legislative actions. Competition from the RBOCs with respect to interexchange services or from AT&T and MCI with respect to local exchange services could have a material adverse effect on the Company's business.

     Significant Capital Requirements. Expansion of the Company's existing networks and services and the development of new networks and services require significant capital expenditures. ICI expects to fund additional capital requirements through existing resources, internally generated funds, joint ventures and debt or equity financing as appropriate. There can be no assurance, however, that ICI will be successful in producing sufficient cash flow or raising sufficient debt or equity capital on terms that it will consider acceptable. In addition, the Company's future capital requirements will depend upon a number of factors, including marketing expenses, staffing levels and customer growth, as well as other factors that are not within the Company's control, such as competitive conditions, governmental regulation and capital costs. Failure to generate sufficient funds may require ICI to delay or abandon some of its future expansion or expenditures, which would have a material adverse effect on its growth and its ability to compete in the telecommunications industry.

     Expansion Risk. The Company is experiencing a period of rapid expansion which management expects will increase in the near future. This growth has increased the operating complexity of the Company, as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The Company's inability to effectively manage its expansion could have a material adverse effect on its business.

     A portion of the Company's expansion may occur through acquisition as an alternative to client investments in the assets required to implement the expansion. No assurance can be given that suitable acquisitions can be identified, finalized and completed on acceptable terms, or that the Company's future acquisitions, if any, will be successful.

     Risk of New Service Acceptance. The Company offers a number of services that the Company believes are important to its long-term growth. The success of these services will be dependent upon, among other things, the willingness of business customers to accept new telecommunications technology. No assurance can be given that such acceptance will occur; the lack of such acceptance could have a material adverse effect on the Company.

     Rapid Technological Changes. The telecommunications industry is subject to rapid and significant changes in technology. While ICI believes that, for the foreseeable future, these changes will neither materially affect the continued use of its fiber optic networks nor materially hinder its ability to acquire necessary technologies, the effect on the business of ICI, of technological changes such as changes relating to emerging wireline and wireless transmission technologies, including software protocols, cannot be predicted.

     Dependence on Key Personnel. The Company's business is managed by a small number of key management and operating personnel, the loss of certain of whom could have a material adverse impact on the Company's business. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. None of the Company's executives, other than David C. Ruberg, President, Chief Executive Officer and Chairman of the Board, is a party to an employment agreement with the Company.

     Risk of Cancellation or Non-Renewal of Network Agreements, Licenses and Permits. The Company has lease and/or purchase agreements for rights-of-way, utility pole attachments, conduit and dark fiber for its fiber optic networks. Although the Company does not believe that any of these agreements will be cancelled in the near future, cancellation or non-renewal of certain of such agreements could materially adversely affect the Company's business in the affected metropolitan area.

     In addition, the Company has certain licenses and permits from local government authorities. The 1996 Act requires that local government authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner, and that most utilities, including most LECs and electric companies, afford alternative carriers access to their poles, conduits and rights-of-way at reasonable rates on non-discriminatory terms and conditions. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement its strategy on acceptable terms.

     Lack of Dividend History. The Company has never declared or paid any cash dividends on its Common Stock and does not expect to declare any such dividends in the foreseeable future. Payment of any future dividends will depend upon earnings and capital requirements of the Company, the Company's debt facilities and other factors the Board of Directors considers appropriate. ICI intends to retain its earnings, if any, to finance the development and expansion of its business, and therefore does not anticipate paying any dividends in the foreseeable future. In addition, the terms of existing indentures governing certain of the Company's indebtedness (the "Indentures") restrict the payment of dividends.

     Dependence on Business from IXC's. For the year ended December 31, 1995, approximately 10% of the Company's consolidated revenues were attributable to access services provided to Interexchange carriers ("IXCs"). The loss of access revenues from IXCs in general could have a material adverse effect on the Company's business.

     In addition, the Company's growth strategy assumes increased revenues from IXCs following the deployment of switches on its networks and the provision of switched access origination and termination services. There is no assurance that the IXCs will continue to increase their utilization of the Company's services, or will not reduce or cease their utilization of the Company's services, which could have a material adverse effect on the Company.

     Business Combinations; Change of Control. The Company has from time to time held, and continues to hold, preliminary discussions with (i) potential strategic investors who have expressed an interest in making an investment in or acquiring the Company and (ii) potential joint venture partners looking toward the formation of strategic alliances that would expand the reach of the Company's networks or services without necessarily requiring an additional investment in the Company. In addition to providing additional growth capital, management believes that an alliance with an appropriate strategic investor would provide operating synergy to, and enhance the competitive positions of, both ICI and the investor within the rapidly consolidating telecommunications industry. There can be no assurance that agreements for any of the foregoing will be reached. However, management does not believe that the consummation of any such agreements are necessary to successfully implement its strategic plans. An investment, business combination or strategic alliance could constitute a Change of Control. The Indentures provide that a Change of Control would require the Company to repay the indebtedness outstanding under such instruments. If a Change of Control does occur, there is no assurance that the Company would have sufficient funds to make such repayments or could obtain any additional debt or equity financing that could be necessary in order to repay the required indebtedness.

     Anti-Takeover Provisions. The Company's Certificate of Incorporation and Bylaws, the provisions of the Delaware General Corporation Law and the Indentures may make it difficult in some respects to effect a change in control of the Company and replace incumbent management. In addition, the Company's Board of Directors has adopted a Stockholder's Rights Plan, pursuant to which rights to acquire a newly created series of Preferred Stock, exercisable upon the occurrence of certain events, were distributed to its stockholders. The existence of these provisions may have a negative impact on the price of the Common Stock, may discourage third party bidders from making a bid for the Company, or may reduce any premiums paid to stockholders for their Common Stock. In addition, the Board has the authority to affix the rights and preferences of, and to issue shares of, the Company's Preferred Stock, which may have the effect of delaying or preventing a change in control of the Company without action by its stockholders.

     Shares Eligible for Future Sale. Future sales of shares by existing stockholders under Rule 144 of the Securities Act, or through the exercise of outstanding registration rights or the issuance of shares of Common Stock upon the exercise of options or warrants could materially adversely affect the market price of shares of Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities.

Substantially all of the Company's outstanding shares, other than those held by affiliates, are transferable without restriction under the Securities Act. Not including the Shares registered on behalf of Newhouse in the Registration Statement of which this Prospectus forms a part, the Company has filed registration statements covering the offering of approximately 2,196,689 shares of Common Stock by selling security holders. In addition, the Company has registered 1,346,000 shares of Common Stock for issuance upon exercise of options granted to its employees under the Company's 1992 Stock Plan and 1,500,000 shares of Common Stock for issuance pursuant to the Long-Term Incentive Plan. Options to acquire 369,197 shares of Common Stock were currently exercisable under the 1992 Stock Plan at July 10, 1996. No predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time.

                                  THE COMPANY

     ICI is a rapidly growing provider of integrated telecommunication services. Founded in 1987 as one of the nation's first CAPS, the Company currently operates digital, fiber optic networks in nine metropolitan areas and has one network under development. Expanding beyond provision of traditional CAP Services, the Company now provides enhanced network services, including frame relay and Internet access services, primarily to business and government customers, in approximately 695 cities nationwide, and is a facilities-based interexchange carrier providing services, to approximately 10,782 customers. ICI intends to begin providing a range of local exchange services in Florida in the second half of 1996 and in other parts of its service territory as requisite approvals are obtained. ICI has continued to increase its customer base and network density in the Southeast and its customers' traffic to locations outside its existing service territory continues to increase. The Company has pursued (and will continue to pursue) attractive opportunities to expand into other geographic markets.

     The Company's goal is to become the single source provider of comprehensive telecommunications services to its customers. To accomplish this goal, the Company's strategy is to systematically secure a growing portion of a customer's telecommunications business and, over time, through the provision of additional integrated services, increase the customer's reliance on, and sense of partnership with, the Company. In addition, with the advent of state and federal laws mandating local exchange competition, significant opportunities exist for the Company to increase its market share and reach new market segments by allowing other parties, including IXCs, to resell the Company's local exchange services, when available.

     ICI's strategy is designed to build a base of recurring revenues and to take advantage of the increasing requirements of business and government customers for more effective and efficient solutions to their telecommunications needs. These customers require maximum reliability, high quality service, broad geographic coverage (including end-to-end connectivity), solutions-oriented customer service and timely introduction of innovative services. These customers also demand that services be delivered in a cost-effective manner and, preferably, from a single source. The Company is well positioned to satisfy such customer requirements due to (i) the successful negotiation of interconnection co-carrier agreements for Florida with BellSouth Telecommunication, Inc. ("BellSouth"), GTE Florida Incorporated ("GTE") and Sprint United Telephone-Florida/Central-Florida ("Sprint-United") and the implementation of network to network interfaces ("NNIs") for frame relay data transmission with each of such carriers, (ii) a specialized sales and service approach employing engineering and sales professionals who design and implement customized, cost-effective telecommunications solutions, (iii) the ongoing development and integration of new telecommunications services and (iv) the strategic deployment of voice and data switches and digital fiber optic networks designed with redundancy and diversity.

     In December 1994, the Company acquired Phone One, Inc. ("Phone One"), a facilities-based interexchange carrier providing services to customers primarily located in Florida and Georgia. In July 1995, the Company consummated its acquisition of FiberNet thereby expanding its fiber optic networks into four additional metropolitan areas. On February 20, 1996, the Company entered into an agreement to purchase the telecommunications division of EMI, for 937,500 shares of ICI Common Stock. EMI's telecommunications division, headquartered in Syracuse, New York, is a provider of frame relay based network services and interexchange private line services primarily over digital microwave networks in the northeastern United States. For the year ended December 31, 1995, EMI's revenues were approximately $43 million and the combined pro forma revenues of ICI and EMI were approximately $82 million. The EMI Acquisition was consummated on June 28, 1996. The FiberNet, Phone One and EMI acquisitions have allowed ICI to (i) expand its customer base and increase its exposure to additional interregional customers, (ii) introduce additional business customers to all of the Company's service offerings, (iii) add long distance to its portfolio of service offerings, (iv) reduce costs by eliminating overlapping facilities and removing duplicate NNIs and (v) create synergies between long distance and local service offerings such as economies of scale, usage sensitive billing capabilities and cross-selling opportunities.

     Subject to receipt by the Company of the requisite approvals, the Company intends to deploy switching equipment to provide local exchange and switched access services in each of its principal markets. These new switches will also augment the Company's interexchange services. The Company recently began to deploy such switching equipment in Florida and intends to deploy four switches in Florida during 1996. In addition, the Company is the first alternative local exchange carrier to enter into interconnection co-carrier agreements for Florida with each of BellSouth, GTE and Sprint-United, the three major providers of local exchange services in Florida, which provide for reciprocal rights to terminate traffic on each other's networks. Based upon Federal Communications Commission ("FTC") data and the Company's knowledge of the industry, the Company estimates that the market for local network services in 1995 was $5.0 billion in Florida, and $95 billion in the United States, substantially all of which is currently served by LECs.

     The Company has nine digital, fiber optic networks in service and one under development in a total of ten metropolitan areas. As of March 31, 1996, this infrastructure was comprised of 20,541 fiber miles and 561 route miles and was connected to 389 buildings. ICI continues to expand these networks and has identified expansion opportunities in other selected markets. This expansion should enable the Company to (i) achieve local exchange services, (ii) more effectively service customers that have a presence in multiple metropolitan areas and (iii) reach a significant number of new customers.

     The Company has also undertaken a major expansion of its intercity network to satisfy the growing demands for enhanced network services, including frame relay networking services, ATM and Internet access. As a result, the Company had approximately 2,537 nodes, serving customer locations in 695 cities as of March 31, 1996 (not including the approximately 1,500 nodes in approximately 400 cities served by EMI), as compared to approximately 1,221 nodes, serving customer locations in 403 cities as of March 31, 1995. Enhanced network services, which are currently provided primarily on the Company's frame relay network, are specialized interexchange services offered by the Company for customers that need to transport large amounts of data among multiple locations. To address the growing demand for end-to-end connectivity and interoperability throughout the United States, in 1994, ICI created, in conjunction with EMI and three other regional telecommunications companies, the UniSPAN/(C)/ consortium. This consortium, along with ICI's relationship with certain other carriers, allows the Company to terminate traffic both nationally and internationally utilizing other companies' networks and provides a flow of traffic onto the Company's networks. In addition, to further increase efficient access to a greater customer base, ICI and EMI have successfully established approximately 100 NNIs which interconnect their frame relay networks to those of BellSouth, Bell Atlantic Telephone Companies, Sprint-United, NYNEX Corporation, Ameritech Operating Companies, Southern New England Telephone Company, GTE and other carriers. According to industry sources, the frame relay services market is projected to grow at the rate of 84% per year through 1997 from its 1993 base of $144 million; however, there can be no assurance that such market growth will be realized or that the assumptions underlying such projections are reliable.

     ICI was incorporated in the State of Delaware on November 9, 1987, as the successor to a Florida corporation that was founded in 1986. The Company's principal offices are located at 3625 Queen Palm Drive, Tampa, Florida 33619, and its telephone number is (813) 621-0011.



                                USE OF PROCEEDS

     The Company is not selling any of the Shares and will not receive any of the proceeds from the sale of the Shares by Newhouse.

                            THE SELLING STOCKHOLDER

     The following table sets forth, as of June 28, 1996 certain information regarding Newhouse's ownership of the Company's Common Stock. Newhouse has not held any position, office or had any other material relationship with the Company, its predecessors or affiliates during the past three years. The Company's Common Stock is quoted on the Nasdaq National Market. A majority of the shares of Common Stock of the Company are registered in the name of "Cede & Co." on the books of the Company's transfer agent. To the knowledge of the Company, except as disclosed in the table below, Newhouse does not own, nor have any rights to acquire, any other shares of Common Stock as of the date of this Prospectus.

===============================================================================================================
                                                                     Common Stock
                                                                     ------------
- ---------------------------------------------------------------------------------------------------------------
         Name and Address                 Beneficially Owned            Offered           Beneficially Owned
      of Selling Stockholder         Prior to This Offering/(1)/        for Sale       After This Offering/(1)/
      ----------------------         ---------------------------        --------       ------------------------
- ---------------------------------------------------------------------------------------------------------------
                                      Number            Percent                         Number         Percent
                                     of Shares         of Shares                       of Shares      of Shares
                                     ---------         ---------                       ---------      ---------
- ---------------------------------------------------------------------------------------------------------------
Newhouse Broadcasting Corporation
5015 Campuswood Drive                 937,500             5.9%           937,500             0            0
East Syracuse, NY  13057
===============================================================================================================

1 Based upon information contained in filings made by Newhouse with the Commission. Under the rules of the Commission, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Newhouse has sole voting and investment power with respect to the Shares.

     The Shares owned by Newhouse represent all of the Shares covered by the Registration Statement.


                             PLAN OF DISTRIBUTION

     The Shares may be offered by Newhouse in transactions in the over-the-counter-market at prices obtainable at the time of sale or in privately negotiated transactions at prices determined by negotiation. Newhouse may effect such transactions by selling the Shares to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from Newhouse and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Additionally, agents or dealers may acquire Shares or interests therein as a pledgee and may, from time to time, effect distributions of the Shares or interests in such capacity.

     Newhouse, the brokers and dealers through whom sales of the Shares are made and any agent or dealer who distributes Shares acquired as pledgee may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares might be deemed to be underwriting discounts and commissions under the Securities Act.

                                 LEGAL MATTERS

     The legality of the Shares offered hereby has been passed upon for the Company by Kronish, Lieb, Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036-7798. Ralph J. Sutcliffe, a partner of Kronish, Lieb, Weiner & Hellman LLP, beneficially owns 5,745 shares of the Common Stock.

                                    EXPERTS

     The consolidated financial statements of the Company, at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, included in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995 and incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their reports thereon dated February 20, 1996 and incorporated herein by reference, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of the Telecommunications Division of EMI Communications Corp. as of July 31, 1994 and 1995, and for the years then ended, appearing in the Company's Current Report (Form 8-K/A) dated July 12, 1996, have been audited by Ernst& Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of FiberNet USA, Inc. and the Subsidiaries as of June 30, 1994 and for the period September 17, 1993 (inception) to June 30, 1994, incorporated by reference in this Prospectus and Registration Statement have been audited by Mendelsohn Kary Bell & Natoli, P.C., independent auditors, as stated in their report thereon dated September 16, 1994, except for Note 7 as to which the date is July 17, 1995 and incorporated herein by reference, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of FiberNet Telecommunications Cincinnati, Inc., as of June 30, 1993 and 1994 and for the year ended June 30, 1994 and for the period August 20, 1992 (inception) to June 30, 1993 incorporated by reference in this Prospectus and Registration Statement have been audited by Mendelsohn Kary Bell & Natoli, P.C., independent auditors, as stated in their report thereon dated September 16, 1994 (except for Note 7 as to which the date is July 17, 1995) and incorporated herein by reference, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

     The following statement sets forth the expenses payable in connection with this Registration Statement (estimated except for the registration fee), all of which will be borne by the Company:

Securities and Exchange Commission filing fee..... $ 9,739
Legal fees and expenses........................... $10,000
Accountant's fees and expenses.................... $10,000
Miscellaneous..................................... $ 1,000

Total............................................. $30,739

ITEM 15.  Indemnification of Directors and Officers.

     The Company's Certificate of Incorporation provides that the Company will to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "GCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. The Company's By-laws contain a similar provision requiring indemnification of the Company's directors and officers to the fullest extent authorized by the GCL. The GCL permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the
                                      ----
corporation, indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such action if they had acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The GCL further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, the Company's Certificate of Incorporation contains a provision limiting the personal liability of the Company's directors for monetary damages for certain breaches of their fiduciary duty. The Company has indemnification insurance under which directors and officers are insured against certain liability that may occur in their capacity as such.

ITEM 16.  Exhibits.

5.1   --  Opinion of Kronish, Lieb, Weiner & Hellman LLP re: legality of shares.

23.1 -- Consent of Kronish, Lieb, Weiner & Hellman LLP is contained in their opinion filed as Exhibit 5.1 to this Registration Statement.

23.2  --  Consent of Ernst & Young LLP.

23.3  --  Consent of Mendelsohn Kary Bell & Natoli, P.C.
_________________


ITEM 17.  Undertakings.

        The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the
- --------  -------
information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, on this 12th day of July, 1996.

                                             INTERMEDIA COMMUNICATIONS INC.

                                             By: /S/ David C. Ruberg
                                                ------------------------
                                                David C. Ruberg,
                                                Chairman of the Board, President
                                                and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No.3 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                TITLE                          DATE
                  ---------                                -----                          ----
    Principal Executive Officer:

                                                     Chairman of the Board,               July 12, 1996
     /S/ David C. Ruberg                              President and Chief
    ----------------------------------------------
               David C. Ruberg                         Executive Officer

    Principal Financial and Accounting Officers:

                                                  Chief Financial Officer and             July 12, 1996
     /S/ Oscar Williams                                     Secretary
    ----------------------------------------------
               Oscar Williams

     /S/ Jeanne M. Walters                            Controller and Chief                July 12, 1996
    ----------------------------------------------
               Jeanne M. Walters                       Accounting Officer

    Other Directors:

     /S/ John C. Baker                                      Director                      July 12, 1996
    ----------------------------------------------
               John C. Baker

     /S/ George F. Knapp                                    Director                      July 12, 1996
    ----------------------------------------------
               George F. Knapp

                                 EXHIBIT INDEX

Number                             Exhibit                               Page
- ------                             -------                               ----

5.1   --  Opinion of Kronish, Lieb, Weiner & Hellman LLP re: legality of shares.

23.1 -- Consent of Kronish, Lieb, Weiner & Hellman LLP is contained in their opinion that is filed as Exhibit 5.1 to this Registration Statement.

23.2  --  Consent of Ernst & Young LLP.

23.3  --  Consent of Mendelsohn Kary Bell & Natoli, P.C.
_________________